Exhibit 8.1

List of main subsidiaries

Legal Entity	Country of Incorporation

Subsidiaries of ASML Holding N.V. [1]:
ASML Netherlands B.V.	Netherlands (Veldhoven)
ASML MaskTools B.V.	Netherlands (Veldhoven)
ASML Systems B.V.	Netherlands (Veldhoven)
ASML Germany GmbH	Germany (Dresden)
ASML France S.a.r.l.	France (Montbonnot)
ASML (UK) Ltd.	UK (Paisley (Scotland))
ASML Israel (2001) Ltd.	Israel (Ramat-Gan)
ASML Ireland Ltd.	Ireland (Dublin)
ASML Italy S.r.l.	Italy (Avezzano)
ASML Hong Kong Ltd.	Hong Kong SAR
ASML Singapore Pte. Ltd.	Singapore
ASML Korea Co. Ltd.	Korea (Kyunggi-Do)
ASML Japan Co. Ltd.	Japan (Kawasaki-shi, Kanagawa-Ken)
ASML Lithography Facilities Science and Technology Co. Ltd. [2]	China (Tianjin)
ASML Taiwan Ltd.	Taiwan (Hsinchu)
ASML Equipment Malaysia Sdn. Bhd.	Malaysia (Penang)
ASML Belgium BVBA	Belgium (Essen)
ASML Belgium Finance CV [3]	Belgium (Essen)
Brion Technologies (Shenzhen) Co. Ltd.	China (Shenzhen)
Brion Technologies, Inc.	US (Delaware)
ASML US Inc.	US (Delaware)
ASML Hong Kong Logistic Services Ltd.	Hong Kong SAR

1	All of the Company’s subsidiaries are (directly or indirectly) wholly-owned.
2	ASML (Tianjin) Co Ltd. was renamed to ASML Lithography Facilities Science and Technology Co. Ltd. as of August 3, 2010.
3	Limited partnership with ASML Belgium BVBA as managing partner and ASML Holding N.V. as limited partner.